Exhibit 99.1

FOR IMMEDIATE RELEASE

SENCORE and WEGENER ENTER INTO
LETTER OF INTENT REGARDING POTENTIAL ACQUISITION OF WEGENER

Combined Content Delivery Company to provide Improved Product Choice for Customers, Operational Synergies and Converged Technology.

Sioux Falls, SD and Duluth, GA – [July 21, 2009] Sencore, Inc. and Wegener Corporation (Nasdaq: WGNR), today announced they have entered into a non-binding letter of intent regarding a possible acquisition of Wegener by Sencore.

The acquisition, if completed, would result in a combined company with a best in class management team with tremendous industry knowledge in the content delivery market to offer expanded products for customers, operational efficiencies and converged technology.  “I am excited to explore a possible acquisition of Wegener Corporation by Sencore,” stated John Suranyi, CEO of Sencore, Inc.  “Wegener’s employees, products and markets will be an excellent complement to Sencore’s content delivery business.  Combined, we believe that the company will generate substantial synergies and efficiencies in product development, marketing, administration, manufacturing, sales and distribution while delivering superior technology solutions and support to our customers.”

“Sencore is a quality organization that we will be pleased to join,” stated Robert Placek, Chairman and CEO of Wegener Corporation.  “The combination of Sencore and Wegener Corporation should provide our customers continued access to innovative products and the exceptional support they have come to expect from WEGENER.  We also believe that Sencore’s global distribution capabilities will lead to a wider market for WEGENER’s products.”

Currently used in broadcast, radio, telco, enterprise and cable networks to distribute video and audio content to millions of people, WEGENER provides tailored and off-the-shelf solutions to reduce the long-term cost, integration and maintenance with every solution.  Sencore provides broadcasters, satellite and cable operators, telcos, retailers, engineers and installers with innovative operational, signal monitoring and analysis, and video/audio distribution equipment. Sencore’s content delivery products are utilized by broadcast, cable, satellite, and telco service providers, across a wide range of applications. Sencore products set the standard for performance, scalable functionality and cost of ownership and are all backed by the absolute best support in the industry.

The  non-binding letter of intent is included as an exhibit to a Form 8-K filing Wegener  is making with the Securities and Exchange Commission today, and the following description does not purport to be complete and is qualified in its entirety by reference to the letter of intent included in the Form 8-K. The letter of intent contemplates an acquisition by Sencore of all of the outstanding shares of Wegener Corporation’s common stock for an aggregate cash consideration equal to $6.0 million on a cash-free, debt-free basis.  This purchase price of $6.0 million assumes that Wegener Corporation is free of all debt, taxes payable, accrued transaction expenses and any amounts due to related parties.  Accordingly, the per share consideration to common shareholders would be reduced to reflect any anticipated amounts of these items as of the closing date of the acquisition.  In addition, the purchase price also assumes that Wegener Corporation will have an appropriate amount of working capital, as of the closing date of the acquisition.  The purchase price would be adjusted accordingly for any anticipated variances in the actual amount of working capital at the closing date.  The purchase price is subject to any additional potential adjustments as may be set forth in any definitive documentation providing for this transaction.  As part of the letter of intent, Wegener Corporation has made a binding commitment to negotiate exclusively with Sencore for a period of 60 days commencing on the date of the letter of intent and has to pay certain termination fees under certain circumstances.

The closing of any transaction is subject to due diligence, the negotiation and execution of mutually acceptable definitive agreements and the satisfaction of any conditions to closing set forth in those agreements.  There can be no assurance that these discussions will lead to a transaction between Sencore and Wegener Corporation, or that the terms set forth in any definitive agreements will be consistent with the current expectations of Wegener Corporation and Sencore, as contemplated by the terms of the letter of intent.

ABOUT WEGENER

WEGENER® (Wegener Communications, Inc.), a wholly-owned subsidiary of Wegener Corporation (Nasdaq: WGNR), is an international provider of digital video and audio solutions for broadcast television, radio, telco, private and cable networks. With over 30 years experience in optimizing point-to-multipoint multimedia distribution over satellite, fiber, and IP networks, WEGENER offers a comprehensive product line that handles the scheduling, management and delivery of media rich content to multiple devices, including video screens, computers and audio devices.  WEGENER focuses on long- and short-term strategies for bandwidth savings, dynamic advertising, live events and affiliate management.

WEGENER’s product line includes: iPump® media servers for file-based and live broadcasts; COMPEL® Network Control and COMPEL® Conditional Access for dynamic command, monitoring and addressing of multi-site video, audio, and data networks; and the Unity® satellite media receivers for live radio and video broadcasts.  Applications served include:  digital signage, linear and file-based TV distribution, linear and file-based radio distribution, Nielsen rating information, broadcast news distribution, business music distribution, corporate communications, video and audio simulcasts.

WEGENER® can be reached at 770.814.4000 or at www.wegener.com.

ABOUT SENCORE

Sencore provides broadcasters, satellite and cable operators, telcos, engineers and installers with innovative operational, signal monitoring and analysis, and video/audio distribution equipment.  Sencore works in close collaboration with customers to provide solutions for the content delivery challenges of today and tomorrow.  Sencore is committed to providing solutions that enable customers to deliver high-quality content throughout their networks.  All Sencore products are backed by the absolute best support in the industry.

For more information about Sencore, please call 800.736.2673 (800.SENCORE) or go to www.sencore.com.

WEGENER, COMPEL, COMPEL CONTROL, iPUMP, MEDIAPLAN, UNITY, ASSURED FILE DELIVERY, PANDA, PROSWITCH, VIDATA, the stylized W-design logo (for WEGENER®), the stylized C-design logo (for Compel®) and the stylized PANDA design logo are all registered trademarks of WEGENER®.  All Rights Reserved.

This news release may contain forward-looking statements within the meaning of applicable securities laws, including the Private Securities Litigation Reform Act of 1995, regarding a possible acquisition of the Company, and the Company intends that such forward-looking statements are subject to the safe harbors created thereby. The forward-looking statements in this news release are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve substantial risks and uncertainties that could cause actual results and outcomes to be materially different. These factors include  Sencore’s ability to consummate the acquisition and those set forth in the Letter of Intent, including, without limitation, completion of the due diligence review,  the successful negotiation of definitive agreements for the acquisition and the approval of the Company’s shareholders. The consummation of the transaction may also be impacted by the other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission as well as adverse macroeconomic developments. The Company does not undertake any obligation to update any forward-looking statements

WEGENER CORPORATION INVESTOR RELATIONS CONTACT:
Troy Woodbury
WEGENER
(770) 814-4000
FAX (770) 623-9648
info@wegener.com

SENCORE MEDIA RELATIONS CONTACT:
Ken Christensen
SENCORE
(970) 231-6695
FAX (605) 335-6379
ken.christensen@sencore.com